THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $_______	Issue Date: [__________], 2019

ADHERA THERAPEUTICS, INC.

12% SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, Adhera Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (hereinafter called “Borrower” or the “Company”), hereby promises to pay to [_______________________], with an address at _____________________________, or his/its permitted registered assigns or successors in interest or order (the “Holder”), without demand, the sum of [_________________________ (US$________)] (the “Principal Amount”), with simple interest at the annual rate of twelve percent (12%) on the Maturity Date (as hereinafter defined) if and to the extent not sooner paid. The “Maturity Date” of this Note shall be the date that is twelve (12) months from the date of the Initial Closing, subject to acceleration as provided in Section 2 hereof and subject to a sixty (60) calendar day extension based upon mutual agreement of the Company and Requisite Holders (as defined herein) (provided however, that no other Event of Default under Article II has occurred other than a non-payment default).

This 12% Secured Promissory Note (the “Note”) has been executed and issued pursuant to the terms of that certain Subscription Agreement dated as of __________, 2019 between the Company and the Holder (the “Subscription Agreement”), and is one of a series of secured promissory notes that are being issued by the Company to select accredited investors pursuant to Subscription Agreements between the Company and such investors that are substantially in the form of the Subscription Agreement (such notes, the “Notes”). Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

ARTICLE I

INTEREST

1.1. Interest Rate. Interest on this Note shall be simple interest and accrue at the annual rate of twelve percent (12%) per annum. Interest will be payable quarterly with the first interest payment to be made on the six month anniversary of the Initial Closing and each subsequent payment every three (3) months thereafter, with all unpaid interest paid on the Maturity Date, as may be accelerated as provided herein (each such date where interest is payable, an “Interest Payment Date”). All computations of interest payable hereunder shall be on the basis of a 365-day year and actual days elapsed in the period for which such interest is payable. Accrued interest on the outstanding Principal Amount shall be due and payable on the respective Interest Payment Date in cash.

1.2. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default (as defined below), which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article III, then, in addition to any remedies at law or in equity that may be available, otherwise then commencing from the end of the applicable cure period the annual interest rate on this Note shall (subject to the limitations set forth in Section 3.7) be the lesser of fifteen percent (15%) per annum or the highest rate permissible by law (the “Default Interest Rate”) for such time as an Event of Default continues.

ARTICLE II

EVENTS OF DEFAULT

2.1 The occurrence of any of the following events of default (“Event of Default”) shall, upon the election of the holders of a majority of the unpaid principal balance of all outstanding Notes at such time (the “Requisite Holders”), make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.2 Failure to Pay Principal or Interest. The Borrower fails to pay any of the Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of fourteen (14) calendar days after receipt by the Borrower of written notice of such default.

2.3 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note (including, and without limitation, any covenants set forth in the Subscription Agreement or the Security Agreement) and such breach, if subject to cure, continues for a period of 10 business days after written notice to the Borrower from the Holder, provided that if such breach cannot reasonably be cured within such 10-day period and Borrower shall have commenced to cure such breach within such 10-day period and thereafter diligently proceeds to cure the same, such 20-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such default, not to exceed 45 business days in the aggregate. Provided that such notice requirement shall only apply if Holder receives notice from the Company.

2.4 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made in the Subscription Agreement or the Security Agreement shall be false or misleading in any material respect as of the Issue Date, except to the extent such representation or warranty is made as of a different date in which case such representation or warranty shall have been false or misleading in any material respect as of such date.

2.5 Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed and not dismissed within 60 calendar days.

2.6 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $250,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of 60 calendar days.

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2.7 Non-Payment. A default by the Borrower under any one or more obligations (including, without limitation, any office lease or pre-existing loan currently outstanding) in an aggregate monetary amount in excess of $150,000 occurs and continues for more than 90 calendar days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

2.8 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within 60 calendar days of initiation.

2.9 Sale of Assets. The Borrower disposes of all or substantially all of its assets (excluding any transaction relating to the sale and lease back of the Borrower’s equipment).

2.10 Use of Proceeds. Proceeds of this Note are not being utilized substantially in accordance with the intended uses set forth in the Purchase Agreement and the related offering document and for no other purposes.

2.11 Cross Default. An Event of Default under the Security Agreement occurs.

ARTICLE III

MISCELLANEOUS

3.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Borrower:	Adhera Therapeutics, Inc.
4721 Emperor Boulevard, Suite 350
Durham, North Carolina 27703
Attn: Nancy R. Phelan, CEO

With a copy to:	Pryor Cashman LLP
7 Times Square
New York, N.Y. 10036
Attention: Lawrence Remmel, Esq.

If to the Holder:	At the address in the Subscription Agreement.

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3.3 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented or reissued, then as so amended or supplemented or reissued. This terms and provisions of this Note may be amended or modified, and any provision hereof may be waived, only with the written consent of the Company and the Requisite Holders.

3.4 Assignees. This Note shall not be assignable by the Holder without the prior written consent of the Borrower, which shall not be unreasonably withheld. Subject to the restrictions of the preceding sentence, the rights and obligations of the Borrower and the Holder shall be binding upon and benefit the successors, assign, heirs, administrators and transferees of the parties.

3.5 Cost of Collection. In the event that Holder is required to take legal or other action to enforce its rights or obtain collection under this Note, Borrower shall pay the Holder hereof reasonable costs of collection, or enforcement of the terms hereof, including attorneys’ fees.

3.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, including, but not limited to, New York statutes of limitations. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the State Supreme Court of the State of New York, County of New York (or any federal courts having jurisdiction of such area). Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

3.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law (such as, without limitation, the usury laws), any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower, or if no further amounts are owed by the Borrower to the Holder, shall be refunded to the Borrower. Borrower hereby irrevocably consents to the reformation of this Note, as may be necessary by a court of law, so as to enable enforcement of this Note pursuant to summary judgment or summary proceeding. For avoidance of doubt, in the event that, for any reason, a finding by a court having jurisdiction over this Note is made that limits enforceability as a result of excessive interest or other origination or investment banking fees pursuant to the laws of any jurisdiction, then, such defense shall not be deemed to bar a summary proceeding or summary judgment on the Note but rather, the Note shall be fully and absolutely enforceable as to all principal and, the court having jurisdiction shall, after an inquest, have power to reform the Note so as to reduce interest amount to such amount as is immediately enforceable pursuant to summary judgment or summary proceeding and grant such award, plus any legal or enforcement fees of Holder(s).

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3.8. Construction and Enforcement. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other. This Note reflects an investment made by Holder or its assignor to the Borrower. This Note is intended as, and shall be deemed an unconditional obligation of Borrower for the payment of money only and, without limitation to any other remedies of Holder (such as, without limitation, summary judgment after initiation of a proceeding, or equitable remedies), shall be enforceable against Borrower by summary proceeding in lieu of or after filing of a complaint, pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

3.9 Pre-Payment. This Note may not be prepaid without the prior written consent of the Requisite Holders, which consent shall not be unreasonably withheld, conditioned or delayed.

3.10 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

3.11 Seniority. The indebtedness evidenced by this Note and the payment of the principal amount and interest shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness of the Company now outstanding. “Senior,” as used herein, shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note (after giving effect to “cure” provisions, if any) or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all sums payable on this Note shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, now outstanding or hereinafter incurred, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Company shall be paid over to Holder for application to the payment hereof, unless and until the obligations under this Note (which shall mean the principal amount, interest and any costs and expenses payable under this Note) shall have been paid and satisfied in full.

3.12 Security Interest. The obligations of the Company under this Note shall be secured by a first lien and security interest in all of the assets of the Company and its subsidiaries pursuant to the terms and conditions of that certain Security Agreement dated as of __________, 2019 among the Company, IthenaPharma, Inc., Cequent Pharmaceuticals, Inc., MDRNA Research, Inc., and the Purchasers and the Agent named therein (the “Security Agreement”).

[Signature pages follow]

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IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of _______, 2019.

ADHERA THERAPEUTICS, INC.

By:
Name:	Nancy R. Phelan
Title:	Chief Executive Officer

[Signature Page to Secured Promissory Note of Adhera Therapeutics, Inc.]

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